Exhibit 99.1

Contact:	Mark A. Kopser Senior Vice President and Chief Financial Officer or Richard J. Sirchio Treasurer and Vice President/Investor Relations (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES SECOND QUARTER RESULTS
Second Quarter Highlights:
•	Revenues increased 22% to $150.5 million;

•	Earnings per share of $0.29; and

•	Added 25 facilities.
Dallas, Texas (July 27, 2006) — United Surgical Partners International, Inc. (NASDAQ:USPI) today announced results for the second quarter and six months ended June 30, 2006. Results of operations referenced in this press release reflect only continuing operations, except where otherwise noted.
     For the second quarter ended June 30, 2006, net revenues were $150.5 million, up 22% from $123.2 million in the prior year period. Income from continuing operations for the quarter ended June 30, 2006, increased 4% to $13.1 million, or $0.29 per diluted share (after $1.2 million in incremental expense related to equity compensation), as compared with $12.7 million, or $0.28 per diluted share, for the prior year period.
     The Company’s operating income for the second quarter increased 11% over the prior year period to $41.0 million, and the operating income margin decreased 280 basis points to 27.2% as compared with 30.0% in the prior year period.
     The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by an additional $0.7 million and $0.5 million, respectively. The combination of these expenses lowered operating income margins by 110 basis points in the second quarter and decreased earnings per share for the quarter by $0.03. In addition, salary cost pass through provisions of certain Surgis management agreements resulted in an increase in other revenue of $3.6 million and an equal increase in salary expense, which decreased operating margins by 70 basis points. The Company plans to amend these agreements, which would eliminate both the revenue and expense in future periods.
     Same facility revenue growth in the United States was 3.5%, which was primarily attributable to case growth. In addition, net revenue per case was negatively affected by a change in both payor mix and specialty mix at two large U.S. hospitals. Like the factors mentioned above, these factors contributed to the year-over-year decrease in operating margin.
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USPI Announces Second Quarter Results

July 27, 2006
     The effective tax rate in the second quarter was 32.4% versus 36.6% for the same quarter in 2005. The decrease primarily resulted from a reduction of deferred tax liabilities due to a change in Texas state tax law that was enacted in May 2006. While the initial impact is favorable with respect to the Company’s deferred taxes, the Company expects to experience an increase of approximately $1.3 million in income tax expense in 2007.
     Cash flows from operating activities for the second quarter totaled $22.8 million compared with $23.1 million for the prior year period. During the second quarter, the Company invested approximately $4.6 million in maintenance capital expenditures and an additional $3.4 million to expand existing facilities. The decrease in cash flow from operating activities was primarily attributable to a $4.5 million collection of other receivables in the prior year period.
     For the first half of 2006, net revenues were $278.3 million, up 17% from $237.5 million in the prior year period. Income from continuing operations for the six months ended June 30, 2006, increased 6% to $24.8 million, or $0.55 per diluted share, as compared with $23.5 million, or $0.53 per diluted share, for the prior year period.
     The Company’s operating income for the first half of 2006 increased 12% over the prior year period to $76.8 million, and the operating income margin decreased 120 basis points to 27.6% as compared with 28.8% in the prior year period.
     The increase in expense due to the adoption of Statement of Financial Accounting Standards No. 123R and related changes in the Company’s equity compensation strategy reduced net income by $1.3 million and $1.5 million, respectively, for the six months ended June 30, 2006. This additional expense lowered operating income margins by 140 basis points in the first half of 2006, and the impact of these two items on earnings per share for the six months period was $0.06. The previously mentioned Surgis management contracts lowered margins by 40 basis points.
     Cash flows from operating activities for the first half of 2006 totaled $53.5 million compared with $61.3 million for the prior year period. During the six months ended June 30, 2006, the Company invested approximately $8.4 million in maintenance capital expenditures and an additional $5.0 million to expand existing facilities. The decrease in cash flow from operating activities was primarily attributable to an $11.8 million collection of other receivables in the prior year period.
     During the quarter, the Company completed the acquisition of Surgis Inc., which added 24 operational facilities and seven projects under development, and completed the acquisition of its fifth facility in the Chicago market. In addition, subsequent to the end of the quarter, the Company acquired its second facility in both Corpus Christi, Texas, and Sacramento, California, and opened its fifth center with Meridian Healthcare in New Jersey. The Company expects to add three additional facilities in the St. Louis market in the third quarter and has signed letters of intent to acquire four additional facilities in the first quarter of 2007 in the St. Louis market. Year-to-date, the Company has added 35 facilities, which represents significant progress towards its full year 2006 guidance of adding 40 to 45 facilities.
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USPI Announces Second Quarter Results

July 27, 2006
     Currently, the Company has 19 facilities under development, of which seven are currently under construction.
     Commenting on the quarter, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “Although we are not pleased with our same facility growth this quarter, we are encouraged with the initial integration of both the St. Louis and Surgis facilities. In addition to our success with these acquisitions, we continue to make progress with our hospital partners in adding additional facilities in existing markets.”
     On July 14, 2006, the Company announced a tender offer for its senior subordinated debt. The Company expects to complete the tender offer and related financing in the third quarter. Upon completion, the Company will replace $150 million of 10% bonds with a lower cost Term B note. In connection with this transaction, Moody’s recently upgraded the Company’s corporate rating to Ba2 from B1.
     The live broadcast of United Surgical Partners International’s second quarter 2006 conference call will begin at 11:00 a.m. Eastern Time on July 28, 2006. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 131 surgical facilities. Of the Company’s 128 domestic facilities, 71 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Second Quarter 2006 Results

July 27, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$150,452	$123,186	$278,295	$237,478

Equity in earnings of unconsolidated affiliates	7,148	6,371	14,034	11,474

Operating expenses:
Salaries, benefits and other employee costs	42,027	30,764	75,140	60,333
Medical services and supplies	27,143	22,007	50,610	41,336
Other operating expenses	26,185	21,892	48,753	42,927
General and administrative expenses	9,873	8,160	19,747	15,762
Provision for doubtful accounts	2,726	2,154	4,565	4,983
Depreciation and amortization	8,674	7,572	16,667	15,181

Total operating expenses	116,628	92,549	215,482	180,522

Operating income	40,972	37,008	76,847	68,430
Interest expense, net	(7,783)	(5,949)	(13,585)	(11,890)
Other	59	11	1,644	253

Income before minority interests	33,248	31,070	64,906	56,793
Minority interests in income of consolidated subsidiaries	(13,795)	(11,079)	(26,718)	(19,883)

Income from continuing operations before income taxes	19,453	19,991	38,188	36,910
Income tax expense	(6,307)	(7,325)	(13,403)	(13,431)

Income from continuing operations	13,146	12,666	24,785	23,479
Discontinued operations, net of tax	6	(285)	(6,458)	(340)

Net income	$13,152	$12,381	$18,327	$23,139

Earnings (loss) per diluted share:
Continuing operations	$0.29	$0.28	$0.55	$0.53
Discontinued operations	—	—	(0.15)	(0.01)

Total	$0.29	$0.28	$0.40	$0.52

Shares used in computing diluted earnings per share	45,386	44,847	45,398	44,681

Supplemental Data:
Facilities operated at period end	128	93	128	93
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USPI Announces Second Quarter 2006 Results

July 27, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	Dec. 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$27,271	$130,440
Accounts receivable, net of allowance for doubtful accounts of $8,781 and $6,656, respectively	55,935	44,501
Other receivables	13,806	10,253
Inventories	9,402	7,819
Other	44,674	20,097

Total current assets	151,088	213,110

Property and equipment, net	289,325	259,016
Investments in affiliates	132,922	100,500
Intangible assets, net	607,925	422,556
Other	14,021	33,659

Total assets	$1,195,281	$1,028,841

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$22,963	$19,095
Accrued expenses and other	100,069	87,147
Current portion of long-term debt	21,658	15,922

Total current liabilities	144,690	122,164

Long-term debt	363,013	270,564
Other liabilities	48,117	41,065

Total liabilities	555,820	433,793

Minority interests	71,981	63,998

Common stockholders’ equity	567,480	531,050

Total liabilities and stockholders’ equity	$1,195,281	$1,028,841

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USPI Announces Second Quarter 2006 Results

July 27, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue breakout:
Net patient service revenue	$133,447	$113,355	$251,760	$218,154
Management and contract service revenue	13,077	9,544	22,240	18,869
Other revenue	3,928	287	4,295	455

Total revenues	$150,452	$123,186	$278,295	$237,478

Foreign currency exchange rates:
Revenue decrease due to exchange rate fluctuations	$(316)		$(1,968)

Unconsolidated facilities: (1)
Total revenue	$143,774	$111,686	$270,489	$209,275
Number of facilities	72	50	72	50
Cash flows from operating activities:
Previously reported		$26,419		$68,340
Reclassification of cash distributions (2)		(3,367)		(6,711)
Reclassification of discontinued operations (3)		48		(297)

Revised total		$23,100		$61,332

	Three Months Ended
	June 30,
	2006	2005	Change
Equity-based compensation expense: (4)
Stock options	$714	$—	$714
Restricted stock awards	2,133	847	1,286
Other	19	460	(441)

Pretax expense	$2,866	$1,307	$1,559

Expense net of related tax benefit	$2,006	$850	$1,156

	Six Months Ended
	June 30,
	2006	2005	Change
Equity-based compensation expense: (4)
Stock options	$1,368	$—	$1,368
Restricted stock awards	4,428	1,409	3,019
Other	201	820	(619)

Pretax expense	$5,997	$2,229	$3,768

Expense net of related tax benefit	$4,199	$1,449	$2,750

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

(2)	As described in the Company’s year-end 2005 earnings release and its Annual Report on Form 10-K for the year ended December 31, 2005, the Company has reclassified, for 2005 and prior years, cash distributions of its facilities’ earnings as operating activities, where they are netted with the related accruals of equity in earnings of unconsolidated affiliates and minority interests in income of consolidated subsidiaries. Previously, these distributions were included in financing activities.

(3)	The Company sold its interest in a facility in Lyndhurst, Ohio, effective March 31, 2006. The Company had initiated the acquisition of a competing facility in this market in January 2006, as part of the Surgis acquisition that was ultimately completed in April 2006. The results of the facility sold by the Company and the related loss on disposal have been reclassified to discontinued operations in all periods presented in this press release.

(4)	Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), which requires the expensing of the fair value of equity-based compensation. Prior to the adoption of SFAS 123R, only certain forms of equity-based compensation were required to be expensed. The Company adopted SFAS 123R under the modified prospective method, which requires the expensing of awards granted or modified on or after January 1, 2006, as well as the expensing of the remaining service period related to awards made prior to that date. This table shows the total equity-based compensation included in the Company’s condensed consolidated statements of income for both periods. The amounts are higher in 2006 than in 2005 due to the adoption of SFAS 123R and related changes in the Company’s equity compensation strategy.
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USPI Announces Second Quarter 2006 Results

July 27, 2006
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	June 30,
			%
	2006	2005	Change
Same-facility statistics: (1)
United States (2)
Unconsolidated facilities cases	65,764	62,515	5.2%
Consolidated facilities cases	64,378	63,303	1.7%

Total facility cases	130,142	125,818	3.4%

Unconsolidated net revenue/case	$1,954	$1,953	0.1%
Consolidated net revenue/case	1,631	1,635	(0.2%)

Total net revenue/case	$1,794	$1,793	0.1%

Unconsolidated net revenue (in 000s)	$128,511	$122,069	5.3%
Consolidated net revenue (in 000s)	104,999	103,504	1.4%

Total net revenue (in 000s)	$233,510	$225,573	3.5%

Facility operating income margin (3)	28.4%	31.3%	(290)bps

United Kingdom
Adjusted admissions	5,090	5,386	(5.5%)
Net revenue/adjusted admission	$4,739	$4,394	7.9%
Net revenue (in 000s)	$24,122	$23,666	1.9%
Net revenue/adjusted admission (at constant currency translation rates) (4)	$4,739	$4,321	9.7%
Facility operating income margin (3)	22.5%	25.7%	(320)bps

Consolidated U.S. facility statistics:
Total cases (5)	67,198	55,862	20.3%
Same-facility cases (without acquisitions) (5) (6)	56,686	55,862	1.5%

Other:
Total revenues under management (in 000s) (7)	$294,226	$234,872	25.3%
Total consolidated facilities	55	43

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using second quarter 2006 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	Adjusted down by 1,504 cases in 2005 for centers that had ownership changes after the first quarter of 2005 that affected their consolidation treatment.

(6)	Excludes acquired facilities during the first year of ownership.

(7)	Calculated by adding revenues per the Company’s consolidated statements of income plus the revenues of the Company’s unconsolidated affiliates. The Company believes total revenues under management is important to investors because it indicates the magnitude and growth trend of the Company’s operations and is useful in assessing the Company’s general and administrative expenses.
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